Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Equity Investment Life Holding Company:
We consent to the incorporation by reference in the registration statements (No. 333-184162, No 333-183504, No. 333-171161, No. 333-149854, No. 333-148681, and No. 333-123862) on Form S-3 and the registration statements (No. 333-175355, No. 333-167755, and No. 333-127001) on Form S-8 of American Equity Investment Life Holding Company and subsidiaries (the Company) of our report dated March 3, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of American Equity Investment Life Holding Company.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2012, the Company modified the types of costs incurred that can be capitalized when issuing or renewing insurance contracts due to the prospective adoption of Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.

/s/ KPMG LLP
Des Moines, Iowa
March 3, 2014